                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): OCTOBER 25, 2000

                                  -------------

                          RELIANT ENERGY, INCORPORATED
             (Exact name of registrant as specified in its charter)

          TEXAS                           1-3187                74-0694415
(State or other jurisdiction      (Commission File Number)    (IRS Employer
      of incorporation)                                      Identification No.)


            1111 LOUISIANA
            HOUSTON, TEXAS                               77002
 (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

                                  -------------

                         RELIANT ENERGY RESOURCES CORP.
             (Exact name of registrant as specified in its charter)

       DELAWARE                           1-13265               76-0511406
(State or other jurisdiction      (Commission File Number)    (IRS Employer
    of incorporation)                                        Identification No.)


            1111 LOUISIANA
            HOUSTON, TEXAS                               77002
 (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (713) 207-3000

                                  -------------

         This combined current report on Form 8-K is separately filed by Reliant Energy, Incorporated (Reliant Energy) and Reliant Energy Resources Corp. (Resources Corp.). Information contained herein under "Natural Gas Distribution" and "Interstate Pipelines" and relating to gas sales and gathering volumes and wholesale power sales under "Wholesale Energy," which information relates to Resources Corp., is filed by Reliant Energy and separately by Resources Corp. on its own behalf. Resources Corp. makes no representation as to information relating to Reliant Energy (except as it may relate to Resources Corp.) and its subsidiaries, or any other affiliate of Reliant Energy. References herein to the businesses and operations of Reliant Energy include the businesses and operations of Reliant Energy's subsidiaries, including Resources Corp.

ITEM 9. REGULATION FD DISCLOSURE.

RELIANT ENERGY'S EARNINGS

         Reliant Energy reported third quarter earnings of $389 million, or $1.36 per basic share, compared to adjusted earnings of $283 million, or $.99 per basic share, for the third quarter of 1999. Strong performance from the company's unregulated domestic wholesale generation operations and increased customer growth and usage in its regulated electric service territory were the primary reasons for the increase in third quarter earnings.

         The company reported earnings for the third quarter of 1999 of $1.69 billion, or $5.92 per basic share. Reported earnings for this period included a $1.43 billion non-cash, unrealized accounting gain on indexed debt securities and an investment in Time Warner common stock, as well as a $19 million loss due to the devaluation of the Brazilian real.

        Reliant Energy's year-to-date adjusted earnings through September 30, 2000, were $738 million, or $2.59 per basic share, compared to adjusted earnings of $504 million, or $1.77 per basic share, for the same period of 1999. Reported earnings for the same period of 2000 were $746 million, or $2.62 per basic share, compared to reported earnings of $1.55 billion, or $5.45 per basic share, for 1999. A $7 million extraordinary gain from the early extinguishment of debt was included in reported earnings for 2000. For the same period of 1999, there was a non-cash, unrealized accounting gain on indexed debt securities and the investment in Time Warner common stock of $1.17 billion, as well as a $114 million loss due to the devaluation of the Brazilian real. For additional information regarding Reliant Energy's third quarter earnings, please refer to Reliant Energy's press release filed with this current report as Exhibit 99.1, which press release is incorporated herein by reference.

                                  2000 RESULTS*
                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                   Quarter Ended              Year to Date
                                                                   September 30,              September 30,
                                                               ---------------------    ------------------------
EARNINGS                                                          2000        1999          2000         1999
--------                                                       ---------   ---------    -----------    ---------
Net Income, As Reported                                        $     389   $   1,690    $       746    $   1,555
Devaluation of the Brazilian Real                                     --          19             --          114
Net Unrealized Gain on Indexed Debt Securities & Time Warner
  Investment                                                          --      (1,426)            --       (1,166)
Extraordinary Gain                                                    --                         (7)          --
Adjusted Earnings                                                    389         283            738          504
EARNINGS PER BASIC SHARE
Earnings Per Basic Share, As Reported                               1.36        5.92           2.62         5.45
Devaluation of the Brazilian Real                                     --         .07             --          .40
Net Unrealized Gain on Indexed Debt Securities & Time Warner
  Investment                                                          --       (5.00)            --        (4.09)
Extraordinary Gain                                                    --          --           (.03)          --
Basic EPS, Adjusted                                                 1.36        0.99           2.59         1.77
Weighted Average Basic Shares (000)**                            285,183     285,287        284,170      285,247

*  Immaterial rounding differences exist in this summarized schedule.

** On September 30, 2000, Reliant Energy had 285,862,004 shares of common stock outstanding for financial reporting purposes.

OPERATING INCOME (LOSS) BY SEGMENT

                                 Three Months Ended           Year to Date
(In millions)                       September 30,             September 30,
                                  2000        1999          2000         1999
                               -----------------------   ----------------------
Electric Operations            $     500    $     442    $   1,027    $     837
Wholesale Energy                     319           43          481           53
Natural Gas Distribution             (15)          (5)          82          101
Interstate Pipelines                  28           29           84           84
Reliant Energy Europe                 15           --           72           --
Reliant Energy Latin America          --           10          (16)         (53)
Corporate                            (70)         (25)        (112)         (49)
                               ---------    ---------    ---------    ---------

Total Operating Income         $     777    $     494    $   1,618    $     973
                               =========    =========    =========    =========


ELECTRIC OPERATIONS

                                Operations Data

                               Three Months Ended                       Year to Date
           GWh Sales              September 30,                         September 30,
                             ---------------------      Percent    ---------------------       Percent
                               2000         1999        Change        2000       1999          Change
                             ---------   ---------     ---------   ---------   ---------      --------
Residential                      8,534       7,744          10%       17,967      16,895           6%
Commercial                       5,291       4,982           6%       13,526      12,790           6%
Industrial - Firm                6,847       6,782           1%       21,132      19,584           8%
Industrial - Interruptible       1,550       1,817         (15%)       4,232       4,420          (4%)
Other (1)                          381         551         (31%)       1,407       2,220         (37%)
                             ---------   ---------                 ---------   ---------
   Total                        22,603      21,876           3%       58,264      55,909           4%
                             =========   =========                 =========   =========

(1) Includes municipals, public utilities, off-system and ancillary services sales.

         Reliant Energy HL&P's operating income for the third quarter of 2000 was $500 million compared to $442 million for the 1999 period. The increase was due to continued strong non-fuel revenue growth ($61 million), favorable weather comparison ($12 million) and a decrease in depreciation and amortization expense ($25 million). The increase was partially offset by higher franchise taxes ($12 million), increased operations and maintenance expenses ($8 million) and additional transmission cost of service ($10 million). Reliant Energy HL&P amortized $135 million of the impairment of its electric plant during the third quarter of 2000. Weather during the quarter was warmer than normal ($51 million).

         Reliant Energy HL&P's operating income increased 23% for the nine months ended September 30, 2000 compared to the same period in 1999. The increase of $190 million was primarily attributed to a decrease in depreciation and amortization expense ($121 million), strong non-fuel revenue growth ($115 million) and favorable weather comparison ($26 million). These were partially offset by additional transmission cost of service ($30 million), increased operations and maintenance expenses ($17 million) and increased franchise taxes ($17 million). Reliant Energy HL&P amortized $282 million of the impairment of its electric plant during the first nine months of 2000. For the year, weather was warmer than normal ($73 million).

         Reliant Energy HL&P's business separation plan that was filed with the Public Utility Commission of Texas is scheduled for hearing on November 8, 2000. The company believes an approval of the business separation plan may be received by December 1, 2000 as originally requested, and continues to work with interested parties toward a possible settlement.

WHOLESALE ENERGY

                                Operations Data

                                      Three Months Ended                      Year to Date
                                        September 30,                         September 30,
                                    ---------------------     Percent    ---------------------    Percent
                                       2000        1999       Change       2000        1999       Change
                                    ---------   ---------   ---------    ---------   ---------   ---------
Natural Gas Sales Volumes (Bcf)           645         433         49%        1,769       1,317         34%
Gathering Volumes (Bcf)                    72          69          4%          213         198          8%
                                    ---------    ---------               ---------   ---------
  Total (Bcf)                             717         502         43%        1,982       1,515         31%

Wholesale Power Sales (GWh)            59,647      43,856         36%      117,705      77,624         52%

Unregulated Power Generation:
  Capacity and Energy Sales (GWh)       9,082       3,079        195%       15,916       4,965        221%

         Operating income was $319 million for the third quarter of 2000, compared to $43 million for the same period in 1999. The largest single contributor to the increase was the addition of the Mid-Atlantic assets, which provided about half of the increased earnings. Improvements also came from the expansion of commercial assets and trading in the Southwest, Midwest and Florida regions. Additionally, unique seasonal dynamics in the Western markets resulted in higher energy sales and energy prices. The increased year over year third quarter performance for assets we owned and operated in the Southwest region accounted for about one third of our increased operating income. Increases in operating margins were partially offset by higher operating expenses to support the infrastructure of the expanding wholesale business.

NATURAL GAS DISTRIBUTION

                             Operation Data in Bcf


                                   Three Months Ended                        Year to Date
                                     September 30,                           September 30,
                                 ---------------------    Percent      ---------------------    Percent
                                    2000       1999       Change         2000        1999       Change
                                 ---------   ---------   ---------     ---------   ---------   ---------
Residential & Commercial Sales        33.9        32.7         4%          199.8       199.7        --
Industrial Sales                      12.2        12.9        (5)%          37.8        39.8        (5)%
Transportation                        11.0        10.5         5%           37.6        34.0        11%
Retail Major Accounts Sales          101.6        72.7        40%          279.7       230.6        21%
                                 ---------   ---------                 ---------   ---------
  Total Throughput                   158.7       128.8        23%          554.9       504.1        10%
                                 =========   =========                 =========   =========

                                   Three Months Ended                        Year to Date
                                     September 30,                           September 30,
                                 ---------------------    Percent      ---------------------    Percent
                                    2000       1999       Change         2000        1999       Change
                                 ---------   ---------   ---------     ---------   ---------   ---------
Heating Degree Days
Actual                               192         194          (1)%       6,282       6,408          (2)%
Normal                               200         200          --         7,561       7,561          --
Percent Change to Normal              (4)%        (3)%                     (17)%       (15)%

         The Natural Gas Distribution companies reported an operating loss of $15 million for the third quarter of 2000. This compares to an operating loss of $5 million for the same period of 1999. The primary reasons for the decline were increased expenses including employee benefits, information technology and depreciation.


INTERSTATE PIPELINES

                        Operations Data (million MMBtu)

                          Three Months Ended                     Year to Date
                             September 30,                      September 30,
                       ---------------------     Percent     ---------------------    Percent
                          2000        1999       Change        2000        1999       Change
                       ---------   ---------   ---------     ---------   ---------   ---------
Total Throughput          182         201          (9)%         655         637           3%


         Operating income from the Interstate Pipelines segment was $28 million for the third quarter of 2000 compared to operating income of $29 million in the third quarter of 1999. Interstate Pipelines' operating income for the nine months ended September 30, 2000 was $84 million compared to $84 million for the same period in 1999.

RELIANT ENERGY EUROPE

         The Reliant Energy Europe segment includes N.V. UNA (UNA) and European wholesale energy trading and marketing start-up operations. The company established this business segment in the fourth quarter of 1999.

         The Reliant Energy Europe segment reported operating income of $15 million for the third quarter of 2000 and $72 million for the nine months ended September 30, 2000.

         The company's marketing activities in Europe have resulted in forward power sales representing approximately 50% of our 13.5 Twh capability to date. As market conditions permit, the company will continue such sales.

         In October the Dutch government said it would purchase TenneT BV, the owner of the Dutch high voltage electricity grid, for 2.55 billion guilders. This is an important step toward dissolving SEP, the Electricity Governing Board, owned by the four generation companies. In addition, UNA will receive an allocation (22.5%) of above market gas and power contracts (stranded costs). The agreement has been reached with the Ministry of Economic Affairs and is subject to approvals from Parliament and the European Union. The liability associated with the stranded cost allocation for UNA is expected to be well within the indemnification provided by UNA's former shareholders to Reliant Energy.

RELIANT ENERGY LATIN AMERICA

         The Reliant Energy Latin America segment did not contribute operating income for the third quarter of 2000 due primarily to decreased equity earnings from its investments in Brazil and Colombia. After adjusting for the devaluation of the Brazilian real, operating income from this segment for the third quarter of 1999 was $29 million.

         In October, the company sold its interest in El Salvador Energy Holdings to a subsidiary of AES Corporation and signed an agreement to sell its interest in Light Servicos de Eletricidade S.A. (Light) to AES and EDF International S.A. The sale of Light is expected to close by the end of the year. In addition, the Company has entered into agreements to transfer its Colombian interests to Union Fenosa Desarrollo y Accion Exterior, S.A. of Spain. The transfer is expected to be completed by the end of the year. The aggregate net proceeds from the closed and pending transactions are expected to be approximately $800 million, with a book loss of approximately $250 million.

CORPORATE

         Reliant Energy's corporate segment, which includes a portion of its unregulated retail electric and gas operations, its communications business, eBusiness group and corporate costs, had an operating loss of $70 million for the third quarter of 2000, compared to an operating loss of $25 million for the same period last year. The decrease was due to expenses incurred in preparing for retail competition in Texas beginning January 2002, costs associated with exiting certain retail gas markets and eBusiness and communications startup costs.

OUTLOOK
         The company believes that currently published estimates of adjusted earnings for 2000, which are from $2.85 to $2.95 per share, establish a reasonable range. Given unique market circumstances that positively impacted earnings in 2000, the company expects results for 2001 to be in line with this year. These results, of course, are subject to the influence of a number of factors, such as pricing margins in key markets, weather, movements of the Euro against the U.S. dollar and other conditions related to building the unregulated businesses.

         This current report includes forward-looking statements, estimates and projections. Actual events and results may differ materially from those projected. Factors that could affect actual results include future regulatory and legislative decisions, weather, risks associated with international operations, the timetable for closing announced acquisitions, the success in integrating acquired operations, changes in Reliant Energy's business plans and other factors discussed in the company's other filings with the Securities and Exchange Commission.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

                  (c) Exhibits.

                  The following exhibit is filed herewith:

                  99.1     Press Release issued October 25, 2000

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               RELIANT ENERGY, INCORPORATED




Date: October 25, 2000                         By:  /s/ MARY P. RICCIARDELLO
                                                   Mary P. Ricciardello
                                                   Senior Vice President and
                                                   Chief Accounting Officer

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             RELIANT ENERGY RESOURCES CORP.




Date: October 25, 2000                       By: /s/ MARY P. RICCIARDELLO
                                                 Mary P. Ricciardello
                                                 Senior Vice President

                                  EXHIBIT INDEX


                   Exhibit
                   Number               Exhibit Description
                   -------              -------------------
                    99.1         Press Release issued October 25, 2000